                               OAK RUN APARTMENTS
                                5801 PRESTON OAKS
                                  DALLAS, TEXAS

                        MARKET VALUE - FEE SIMPLE ESTATE

                              AS OF APRIL 29, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: OAK RUN APARTMENTS
    5801 PRESTON OAKS
    DALLAS, DALLAS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 420 units with a total of 308,284 square feet of rentable area. The improvements were built in 1979. The improvements are situated on 14.0202 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 87% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
OAK RUN APARTMENTS, DALLAS, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 29, 2003 is:

                                        ($14,800,000)

                                    Respectfully submitted,
                                    AMERICAN APPRAISAL ASSOCIATES, INC.

                                    -s- Frank Fehribach

July 16, 2003                       Frank Fehribach, MAI
#053272                             Managing Principal, Real Estate Group
                                    Texas State Certified General Real Estate
                                    Appraiser
                                    #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
#TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
OAK RUN APARTMENTS, DALLAS, TEXAS

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ................................................................    4
Introduction .....................................................................    9
Area Analysis ....................................................................   11
Market Analysis ..................................................................   14
Site Analysis ....................................................................   16
Improvement Analysis .............................................................   16
Highest and Best Use .............................................................   17

                                   VALUATION

Valuation Procedure ..............................................................   18
Sales Comparison Approach ........................................................   20
Income Capitalization Approach ...................................................   26
Reconciliation and Conclusion ....................................................   39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
OAK RUN APARTMENTS, DALLAS, TEXAS

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                               Oak Run Apartments
LOCATION:                                    5801 Preston Oaks
                                             Dallas, Texas

INTENDED USE OF ASSIGNMENT:                  Court Settlement
PURPOSE OF APPRAISAL:                        "As Is" Market Value of the Fee
                                             Simple Estate
INTEREST APPRAISED:                          Fee Simple Estate

DATE OF VALUE:                               April 29, 2003
DATE OF REPORT:                              July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                                      14.0202 acres, or 610,720 square
                                             feet
  Assessor Parcel No.:                       79432675
  Floodplain:                                Community Panel No. 48113C0185J
                                             (August 23, 2001)
                                             Flood Zone X, an area outside the
                                             floodplain.
  Zoning:                                    MF-1(A) (Multi Family District)

BUILDING:
  No. of Units:                              420 Units
  Total NRA:                                 308,284 Square Feet
  Average Unit Size:                         734 Square Feet
  Apartment Density:                         30.0 units per acre
  Year Built:                                1979

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                      Market Rent
                        Square    --------------------    Monthly           Annual
   Unit Type             Feet     Per Unit      Per SF    Income            Income
------------------------------------------------------------------------------------
1Br/1Ba - EA10            443      $530         $1.20     $ 15,900        $  190,800
1Br/1Ba - 1A10            553      $540         $0.98     $ 61,560        $  738,720
1Br/1Ba - 1B10            687      $600         $0.87     $ 64,800        $  777,600
1Br/1Ba - 1C10            779      $625         $0.80     $ 22,500        $  270,000
1Br/1Ba - 1D10            821      $650         $0.79     $ 26,000        $  312,000
1Br/1Ba - 1E10            826      $650         $0.79     $ 15,600        $  187,200
1Br/1Ba - 1F10            977      $700         $0.72     $  5,600        $   67,200
2Br/2Ba - 2A20          1,032      $725         $0.70     $ 14,500        $  174,000
2Br/2Ba - 2B20          1,177      $750         $0.64     $ 12,000        $  144,000
2Br/2Ba - 2C20          1,240      $750         $0.60     $ 18,000        $  216,000
                                                Total     $256,460        $3,077,520

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
OAK RUN APARTMENTS, DALLAS, TEXAS

OCCUPANCY:                                         87%
ECONOMIC LIFE:                                     45 Years
EFFECTIVE AGE:                                     24 Years
REMAINING ECONOMIC LIFE:                           21 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

    [PICTURE]                                             [PICTURE]

EXTERIOR - OFFICE                               EXTERIOR - APARTMENT ENTRANCE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
OAK RUN APARTMENTS, DALLAS, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                        Hold for future multi-family development
  As Improved:                      Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
OAK RUN APARTMENTS, DALLAS, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                       Amount             $/Unit
Potential Rental Income                  $  3,077,520          $ 7,327
Effective Gross Income                   $  2,879,005          $ 6,855
Operating Expenses                       $  1,425,560          $ 3,394            49.5% of EGI
Net Operating Income:                    $  1,348,445          $ 3,211

Capitalization Rate                      9.00%
DIRECT CAPITALIZATION VALUE              $14,700,000 *         $35,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                           10 years
2002 Economic Vacancy                    17%
Stabilized Vacancy & Collection Loss:    11.5%
Lease-up / Stabilization Period          6 months
Terminal Capitalization Rate             9.50%
Discount Rate                            10.50%
Selling Costs                            3.00%
Growth Rates:
  Income                                 3.00%
  Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE               $15,100,000 *         $35,952 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $14,900,000           $35,476 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)     $28,027 to $53,444
  Range of Sales $/Unit (Adjusted)       $31,803 to $42,087
VALUE INDICATION - PRICE PER UNIT        $14,700,000 *         $35,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales     4.82 to 6.42
  Selected EGIM for Subject              5.00
  Subject's Projected EGI                $2,879,005
EGIM ANALYSIS CONCLUSION                 $14,100,000 *         $33,571 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $14,900,000 *         $35,476 / UNIT

RECONCILED SALES COMPARISON VALUE        $14,700,000           $35,000 / UNIT

------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
OAK RUN APARTMENTS, DALLAS, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $14,700,000
  NOI Per Unit                                            $14,900,000
  EGIM Multiplier                                         $14,100,000
INDICATED VALUE BY SALES COMPARISON                       $14,700,000        $35,000 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $14,700,000
  Discounted Cash Flow Method:                            $15,100,000
INDICATED VALUE BY THE INCOME APPROACH                    $14,900,000        $35,476 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $14,800,000        $35,238 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
OAK RUN APARTMENTS, DALLAS, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5801 Preston Oaks, Dallas, Dallas County, Texas. Dallas identifies it as 79432675.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on April 29, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 29, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION PAGE 10
OAK RUN APARTMENTS, DALLAS, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:                  6 to 12 months
  EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPF XVIII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
OAK RUN APARTMENTS, DALLAS, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Dallas, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being apartments. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Preston Road
West  - Montfort Drive
South - Spring Valley Road
North - Celestial Road

MAJOR EMPLOYERS

Major employers in the subject's area include Bank of America, Baylor University Medical Center, Children's Medical Center Dallas Medical City Dallas, Parkland Memorial Hospital, Presbyterian Hospital-Dallas, Southwest Airlines Texas Instruments Headquarters, UT Southwestern Med Center, and Vought. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
OAK RUN APARTMENTS, DALLAS, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                ---------------------------------------------
      CATEGORY                  1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS           MSA
------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  26,347          129,229         350,110           3,673,578
5-Year Population                   29,932          140,862         380,575           4,073,691
% Change CY-5Y                        13.6%             9.0%            8.7%               10.9%
Annual Change CY-5Y                    2.7%             1.8%            1.7%                2.2%

HOUSEHOLDS
Current Households                  13,975           57,565         155,410           1,333,540
5-Year Projected Households         15,533           62,192         168,626           1,464,730
% Change CY - 5Y                      11.1%             8.0%            8.5%                9.8%
Annual Change CY-5Y                    2.2%             1.6%            1.7%                2.0%

INCOME TRENDS
Median Household Income            $41,472         $ 54,004        $ 54,741          $   52,302
Per Capita Income                  $32,959         $ 37,698        $ 36,472          $   25,319
Average Household Income           $63,059         $ 84,447        $ 82,004          $   69,747

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                              AREA
                                         ----------------------------------------------
CATEGORY                                 1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS          MSA
------------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                     75.81%            57.35%          51.29%            36.71%
5-Year Projected % Renting                  74.40%            57.83%          50.63%            36.11%

% of Households Owning                      13.94%            34.50%          41.11%            53.58%
5-Year Projected % Owning                   16.15%            34.52%          42.20%            54.86%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
OAK RUN APARTMENTS, DALLAS, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Multi-Family
South  - Multi-Family
East   - Multi-Family
West   - Multi-Family

CONCLUSIONS

The subject is well located within the city of Dallas. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
OAK RUN APARTMENTS, DALLAS, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Dallas in Dallas County. The overall pace of development in the subject's market is more or less stable. There presently is not any evidence of new multifamily construction, as the surrounding area is mostly developed. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

         Period         Region            Submarket
---------------------------------------------------
         4Q01            N/A                6.5%
         1Q02            N/A                7.8%
         2Q02            N/A                7.9%
         3Q02            N/A                8.6%
         4Q02            8.6%               8.5%
         1Q03            9.4%               8.5%

Source: REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Since the 3rd quarter 2002 the vacancy rate in the submarket has been stable. Previously vacancy rates in the submarket had been increasing. With the increasing vacancy rates, concessions became a tool to attract and maintain tenants for the short term.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

         Period          Region              % Change         Submarket       % Change
--------------------------------------------------------------------------------------
          4Q01            N/A                     -             $ 785              -
          1Q02            N/A                   N/A             $ 792            0.9%
          2Q02            N/A                   N/A             $ 793            0.1%
          3Q02            N/A                   N/A             $ 797            0.5%
          4Q02            N/A                   N/A             $ 798            0.1%
          1Q03            N/A                   N/A             $ 796           -0.3%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
OAK RUN APARTMENTS, DALLAS, TEXAS

                             COMPETITIVE PROPERTIES


No.            Property Name             Units            Ocpy.  Year Built  Proximity to subject
-------------------------------------------------------------------------------------------------
  R-1          Preston Creek             228               96%      1979         0.5 Miles
  R-2          Preston Pointe            600               94%      1981         0.5 Miles
  R-3          Creekview Apartments      240               95%      1985         0.5 Miles
  R-4          Montford Oaks             276               92%      1980         0.25 Miles
Subject        Oak Run Apartments        420               87%      1979

Market rents have been generally stable for several quarters, following an increase. As of the 4th quarter 2001, the average market rental rate was $785, and has grown to $796 as of the 1st quarter 2003, representing an increase of 1.4%.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
OAK RUN APARTMENTS, DALLAS, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                             14.0202 acres, or 610,720 square feet
  Shape                                 Irregular
  Topography                            Level
  Utilities                             All necessary utilities are available to the site.
  Soil Conditions                       Stable
  Easements Affecting Site              None other than typical utility easements
  Overall Site Appeal                   Average
  Flood Zone:
    Community Panel                     48113C0185J, dated August 23, 2001
    Flood Zone                          Zone X
  Zoning                                MF-1(A), the subject improvements represent a legal
                                        conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2002
                             -----------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER                   LAND      BUILDING           TOTAL            MILL RATE          TAXES
-------------                   ----      --------           -----            ---------          -----
79432675                     $3,969,690  $8,230,310        $12,200,000        0.02803           $341,945

IMPROVEMENT ANALYSIS

Year Built                                 1979
Number of Units                            420
Net Rentable Area                          308,284 Square Feet
Construction:
  Foundation                               Reinforced concrete slab
  Frame                                    Heavy or light wood
  Exterior Walls                           Wood or vinyl siding
  Roof                                     Composition shingle over a wood truss structure
Project Amenities                          Amenities at the subject include a swimming pool, sand
                                           volleyball, gym room, barbeque equipment, laundry room,
                                           business office, and parking area.
Unit Amenities                             Individual unit amenities include a balcony, fireplace,
                                           cable TV connection, and washer dryer connection.
                                           Appliances available in each unit include a refrigerator,
                                           stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
OAK RUN APARTMENTS, DALLAS, TEXAS

Unit Mix:

                                                Unit Area
  Unit Type          Number of Units            (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba - EA10              30                      443
1Br/1Ba - 1A10             114                      553
1Br/1Ba - 1B10             108                      687
1Br/1Ba - 1C10              36                      779
1Br/1Ba - 1D10              40                      821
1Br/1Ba - 1E10              24                      826
1Br/1Ba - 1F10               8                      977
2Br/2Ba - 2A20              20                    1,032
2Br/2Ba - 2B20              16                    1,177
2Br/2Ba - 2C20              24                    1,240

Overall Condition                         Average
Effective Age                             24 years
Economic Life                             45 years
Remaining Economic Life                   21 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1979 and consist of a 420-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
OAK RUN APARTMENTS, DALLAS, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
OAK RUN APARTMENTS, DALLAS, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
OAK RUN APARTMENTS, DALLAS, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
OAK RUN APARTMENTS, DALLAS, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                         COMPARABLE                    COMPARABLE
       DESCRIPTION                       SUBJECT                            I - 1                         I - 2
---------------------------------------------------------------------------------------------------------------------------
 Property Name                  Oak Run Apartments              Polo Club Apartments          McCallum Meadows
                                                                                              Apartments

LOCATION:
 Address                        5801 Preston Oaks               5616 Spring Valley Road       7760 McCallum Boulevard

 City, State                    Dallas, Texas                   Dallas, TX                    Dallas, TX
 County                         Dallas                          Dallas                        Dallas
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         308,284                         146,960                       143,688
 Year Built                     1979                            1978                          1987
 Number of Units                420                             192                           297
 Unit Mix:                           Type              Total      Type                Total     Type                 Total
                                1Br/1Ba - EA10           30     1 Bedroom              112    1 Bedroom               296
                                1Br/1Ba - 1A10          114     2 Bedroom               80    2 Bedroom                 1
                                1Br/1Ba - 1B10          108
                                1Br/1Ba - 1C10           36
                                1Br/1Ba - 1D10           40
                                1Br/1Ba - 1E10           24
                                1Br/1Ba - 1F10            8
                                2Br/2Ba - 2A20           20
                                2Br/2Ba - 2B20           16
                                2Br/2Ba - 2C20           24

 Average Unit Size (SF)         734                             765                           484
 Land Area (Acre)               14.0202                         7.5000                        4.2700
 Density (Units/Acre)           30.0                            25.6                          69.6
 Parking Ratio (Spaces/Unit)    0.00                            1.59                          0.00
 Parking Type (Gr., Cov., etc.) Garage, Open, Covered           Open                          Covered/Open
CONDITION:                      Average                         Average                       Fair
APPEAL:                         Average                         Average                       Fair
AMENITIES:
 Pool/Spa                       Yes/No                          Yes/No                        No/No
 Gym Room                       Yes                             No                            No
 Laundry Room                   Yes                             Yes                           Yes
 Secured Parking                No                              Yes                           No
 Sport Courts                   No                              No                            No

OCCUPANCY:                      87%                             86%                           92%
TRANSACTION DATA:
 Sale Date                                                      June, 2002                    February, 2002
 Sale Price ($)                                                 $7,000,000                    $8,324,000
 Grantor                                                        PRP/DRR-Texas Limited         Parthenay Meadows (J.V.)
                                                                Partnership (LP)
 Grantee                                                        Trivest Residential           Texas McCallum Meadows
                                                                                              Partners (Ltd)
 Sale Documentation                                             2002116-0109
 Verification                                                   Mr. Balthrope                 Mr. Seward
 Telephone Number                                               972-450-3300                  214-369-6900
ESTIMATED PRO-FORMA:                                             Total $    $/Unit     $/SF    Total $    $/Unit      $/SF
 Potential Gross Income                                         $1,410,048  $7,344     $9.59  $1,735,464  $5,843     $12.08
 Vacancy/Credit Loss                                            $  197,407  $1,028     $1.34  $  147,514  $  497     $ 1.03
 Effective Gross Income                                         $1,212,641  $6,316     $8.25  $1,587,950  $5,347     $11.05
 Operating Expenses                                             $  624,000  $3,250     $4.25  $  849,506  $2,860     $ 5.91
 Net Operating Income                                           $  588,641  $3,066     $4.01  $  738,444  $2,486     $ 5.14
NOTES:

 PRICE PER UNIT                                                             $36,458                       $28,027
 PRICE PER SQUARE FOOT                                                      $ 47.63                       $ 57.93
 EXPENSE RATIO                                                                 51.5%                         53.5%
 EGIM                                                                          5.77                          5.24
 OVERALL CAP RATE                                                              8.41%                         8.87%
 Cap Rate based on Pro Forma or Actual Income?                              ACTUAL                        ACTUAL

                                           COMPARABLE                    COMPARABLE                      COMPARABLE
DESCRIPTION                                  I - 3                          I - 4                          I - 5
------------------------------------------------------------------------------------------------------------------------
 Property Name                  Citiscape Apartments          Park on Preston Apartments    Tiburon Apartments

LOCATION:
 Address                        5734 Preston View Boulevard   17878 Preston Road            15411 Preston Road

 City, State                    Dallas, TX                    Dallas, TX                    Dallas, TX
 County                         Dallas                        Dallas                        Dallas
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         204,748                       182,286                       360,118
 Year Built                     1971                          1983                          1980
 Number of Units                231                           286                           362
 Unit Mix:                         Type                Total     Type               Total      Type                Total
                                 N/A                           1 Bedroom             214     1  Bedroom             244
                                                               2 Bedroom             72      2  Bedroom             118

 Average Unit Size (SF)         886                           637                           995
 Land Area (Acre)               8.1300                        7.0900                        21.4300
 Density (Units/Acre)           28.4                          40.3                          16.9
 Parking Ratio (Spaces/Unit)    1.65                          NA                            2.03
 Parking Type (Gr., Cov., etc.) Covered/Open                  Covered/Open                  Covered/Open
CONDITION:                      Average                       Average                       Average
APPEAL:                         Average                       Average                       Average
AMENITIES:
 Pool/Spa                       Yes/No                        Yes/No                        Yes/Yes
 Gym Room                       Yes                           Yes                           Yes
 Laundry Room                   Yes                           Yes                           Yes
 Secured Parking                Yes                           Yes                           No
 Sport Courts                   No                            No                            No

OCCUPANCY:                      N/A                           N/A                           N/A
TRANSACTION DATA:
 Sale Date                      June, 2000                    February, 2000                September, 1999
 Sale Price ($)                 $10,100,000                   $9,625,000                    $19,346,761
 Grantor                        SWP Remic Properties II-A     Heritage-Preston Park (LP)    Ciri Apartments
                                (LP)
 Grantee                        FPC/Citiscape Apartments      Westdale Polo Club (Ltd)      Alliance PQ   Tiburon (LP)
                                (Ltd)
 Sale Documentation             2000126-4784                  4614-2533                     99174-9574
 Verification                   Mr. Goris                     Mr. Goris                     Oboyle Properties
 Telephone Number               972-458-4800                  972-458-4800                  972-934-3400
ESTIMATED PRO-FORMA:            Total $     $/Unit     $/SF     Total $    $/Unit   $/SF      Total $     $/Unit   $/SF
 Potential Gross Income          $0          $0        $0.00  $        0   $    0   $ 0.00   $        0    $   0   $0.00
 Vacancy/Credit Loss             $0          $0        $0.00  $        0   $    0   $ 0.00   $        0    $   0   $0.00
 Effective Gross Income          $0          $0        $0.00  $1,994,880   $6,975   $10.94   $3,012,086    $8,321  $8.36
 Operating Expenses              $0          $0        $0.00  $  916,000   $3,203   $ 5.03   $1,264,712    $3,494  $3.51
 Net Operating Income            $0          $0        $0.00  $1,078,880   $3,772   $ 5.92   $1,747,374    $4,827  $4.85
NOTES:

 PRICE PER UNIT                             $43,723                         $33,654                       $53,444
 PRICE PER SQUARE FOOT                      $ 49.33                         $ 52.80                       $ 53.72
 EXPENSE RATIO                                 N/A                             45.9%                         42.0%
 EGIM                                          N/A                             4.82                          6.42
 OVERALL CAP RATE                              N/A                            11.21%                         9.03%
 Cap Rate based on Pro Forma or
  Actual Income?                                                             ACTUAL                        ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
OAK RUN APARTMENTS, DALLAS, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $28,027 to $53,444 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $31,803 to $42,087 per unit with a mean or average adjusted price of $36,440 per unit. The median adjusted price is $34,982 per unit. Based on the following analysis, we have concluded to a value of $35,500 per unit, which results in an "as is" value of $14,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
OAK RUN APARTMENTS, DALLAS, TEXAS

SALES ADJUSTMENT GRID

                                                                    COMPARABLE                       COMPARABLE
          DESCRIPTION                      SUBJECT                     I - 1                            I - 2
--------------------------------------------------------------------------------------------------------------------
 Property Name                       Oak Run Apartments  Polo Club Apartments              McCallum Meadows
                                                                                           Apartments

 Address                             5801 Preston Oaks   5616 Spring Valley Road           7760 McCallum Boulevard

 City                                Dallas, Texas       Dallas, TX                        Dallas, TX
 Sale Date                                               June, 2002                        February, 2002
 Sale Price ($)                                          $7,000,000                        $8,324,000
 Net Rentable Area (SF)              308,284             146,960                           143,688
 Number of Units                     420                 192                               297
 Price Per Unit                                          $36,458                           $28,027
 Year Built                          1979                1978                              1987
 Land Area (Acre)                    14.0202             7.5000                            4.2700
VALUE ADJUSTMENTS                       DESCRIPTION         DESCRIPTION             ADJ.      DESCRIPTION       ADJ.
 Property Rights Conveyed            Fee Simple Estate   Fee Simple Estate           0%    Fee Simple Estate     0%
 Financing                                               Cash To Seller              0%    Cash To Seller        0%
 Conditions of Sale                                      Arm's Length                0%    Arm's Length          0%
 Date of Sale (Time)                                     06-2002                     1%    02-2002               2%
VALUE AFTER TRANS. ADJUST. ($/UIT)                       $36,823                           $28,587
 Location                                                Comparable                  0%    Comparable            0%
 Number of Units                     420                 192                       -10%    297                  -5%
 Quality / Appeal                    Good                Inferior                    5%    Inferior             10%
 Age / Condition                     1979                1978 / Average              0%    1987 / Fair           0%
 Occupancy at Sale                   87%                 86%                         0%    92%                  -5%
 Amenities                           Good                Comparable                  0%    Inferior             10%
 Average Unit Size (SF)              734                 765                         0%    484                  10%
PHYSICAL ADJUSTMENT                                                                 -5%                         20%
FINAL ADJUSTED VALUE ($/UNIT)                            $34,982                           $34,305

                                                    COMPARABLE                    COMPARABLE                   COMPARABLE
          DESCRIPTION                                  I - 3                         I - 4                       I - 5
--------------------------------------------------------------------------------------------------------------------------------
 Property Name                            Citiscape Apartments          Park on Preston Apartments    Tiburon Apartments

 Address                                  5734 Preston View Boulevard   17878 Preston Road            15411 Preston Road

 City                                     Dallas, TX                    Dallas, TX                    Dallas, TX
 Sale Date                                June, 2000                    February, 2000                September, 1999
 Sale Price ($)                           $10,100,000                   $9,625,000                    $19,346,761
 Net Rentable Area (SF)                   204,748                       182,286                       360,118
 Number of Units                          231                           286                           362
 Price Per Unit                           $43,723                       $33,654                       $53,444
 Year Built                               1971                          1983                          1980
 Land Area (Acre)                         8.1300                        7.0900                        21.4300
VALUE ADJUSTMENTS                            DESCRIPTION       ADJ.        DESCRIPTION       ADJ.        DESCRIPTION        ADJ.
 Property Rights Conveyed                 Fee Simple Estate     0%      Fee Simple Estate     0%      Fee Simple Estate      0%
 Financing                                Cash To Seller        0%      Cash To Seller        0%      Cash To Seller         0%
 Conditions of Sale                       Arm's Length          0%      Arm's Length          0%      Arm's Length           0%
 Date of Sale (Time)                      06-2000               5%      02-2000               5%      09-1999                5%
VALUE AFTER TRANS. ADJUST. $/UNIT)        $45,909                       $35,337                       $56,116
 Location                                 Comparable            0%      Superior            -10%      Superior             -10%
 Number of Units                          231                  -5%      286                  -5%      362                    0%
 Quality / Appeal                         Comparable            0%      Comparable            0%      Comparable             0%
 Age / Condition                          1971 / Average        0%      1983 / Average        0%      1980 / Average         0%
 Occupancy at Sale                        N/A                   0%      N/A                   0%      N/A                    0%
 Amenities                                Comparable            0%      Comparable            0%      Comparable             0%
 Average Unit Size (SF)                   886                 -10%      637                   5%      995                  -15%
PHYSICAL ADJUSTMENT                                           -15%                          -10%                           -25%
FINAL ADJUSTED VALUE ($/UNIT)             $39,023                       $31,803                       $42,087

SUMMARY

VALUE RANGE (PER UNIT)                                $31,803   TO $42,087
MEAN (PER UNIT)                                       $36,440
MEDIAN (PER UNIT)                                     $34,982
VALUE CONCLUSION (PER UNIT)                           $35,500

VALUE OF IMPROVEMENT & MAIN SITE                       $14,910,000
 LESS: LEASE-UP COST                                  -$    37,000
 PV OF CONCESSIONS                                    -$   222,000
VALUE INDICATED BY SALES COMPARISON APPROACH           $14,651,000
ROUNDED                                                $14,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
OAK RUN APARTMENTS, DALLAS, TEXAS

                             NOI PER UNIT COMPARISON

                         SALE PRICE                  NOI/        SUBJECT NOI
COMPARABLE    NO. OF    ------------             -----------    --------------    ADJUSTMENT    INDICATED
    NO.        UNITS     PRICE/UNIT      OAR       NOI/UNIT     SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------    ------    ------------    -----    -----------    --------------    ----------    ----------
    I-1        192      $  7,000,000     8.41%   $   588,641    $    1,348,445         1.047    $   38,180
                        $     36,458             $     3,066    $        3,211
    I-2        297      $  8,324,000     8.87%   $   738,444    $    1,348,445         1.291    $   36,191
                        $     28,027             $     2,486    $        3,211
    I-3        231      $ 10,100,000     0.00%                  $    1,348,445
                        $     43,723                            $        3,211
    I-4        286      $  9,625,000    11.21%   $ 1,078,880    $    1,348,445         0.851    $   28,643
                        $     33,654             $     3,772    $        3,211
    I-5        362      $ 19,346,761     9.03%   $ 1,747,374    $    1,348,445         0.665    $   35,547
                        $     53,444             $     4,827    $        3,211

                                   PRICE/UNIT

  Low          High       Average      Median
$ 28,643    $   38,180    $ 34,640    $ 35,869

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit           $      36,000
Number of Units                              420

Value                              $  15,120,000
  Less: Lease-Up Cost             -$      37,000
  PV of Concessions               -$     222,000
                                  --------------
Value Based on NOI Analysis       -$  14,861,000
                        Rounded    $  14,900,000

The adjusted sales indicate a range of value between $28,643 and $38,180 per unit, with an average of $34,640 per unit. Based on the subject's competitive position within the improved sales, a value of $36,000 per unit is estimated. This indicates an "as is" market value of $14,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
OAK RUN APARTMENTS, DALLAS, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE    NO. OF    ------------      EFFECTIVE      OPERATING                 SUBJECT
   NO.        UNITS      PRICE/UNIT     GROSS INCOME      EXPENSE       OER     PROJECTED OER    EGIM
----------    ------    ------------    ------------    -----------    -----    -------------    ----
  I-1          192      $  7,000,000    $  1,212,641    $   624,000    51.46%                    5.77
                        $     36,458
  I-2          297      $  8,324,000    $  1,587,950    $   849,506    53.50%                    5.24
                        $     28,027
  I-3          231      $ 10,100,000
                                                                                    49.52%
                        $     43,723
  I-4          286      $  9,625,000    $  1,994,880    $   916,000    45.92%                    4.82
                        $     33,654
  I-5          362      $ 19,346,761    $  3,012,086    $ 1,264,712    41.99%                    6.42
                        $     53,444

                                      EGIM

Low      High     Average     Median
---      ----     -------     ------
4.82     6.42      5.57        5.51

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                5.00
Subject EGI                          $  2,879,005

Value                                $ 14,395,026
  Less: Lease-Up Cost               -$     37,000
  PV of Concessions                 -$    222,000
                                    -------------
Value Based on EGIM Analysis         $ 14,136,026
                         Rounded     $ 14,100,000

            Value Per Unit           $     33,571

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 49.52% before reserves. The comparable sales indicate a range of expense ratios from 41.99% to 53.50%, while their EGIMs range from 4.82 to 6.42. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $14,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,700,000.

Price Per Unit                   $ 14,700,000
NOI Per Unit                     $ 14,900,000
EGIM Analysis                    $ 14,100,000

Sales Comparison Conclusion      $ 14,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
OAK RUN APARTMENTS, DALLAS, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
OAK RUN APARTMENTS, DALLAS, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                        Average
                   Unit Area     -------------------
  Unit Type        (Sq. Ft.)     Per Unit     Per SF     %Occupied
--------------     ---------     --------     ------     ---------
1Br/1Ba - EA10         443       $    429     $ 0.97        93.3%
1Br/1Ba - 1A10         553       $    435     $ 0.79        90.4%
1Br/1Ba - 1B10         687       $    487     $ 0.71        89.8%
1Br/1Ba - 1C10         779       $    506     $ 0.65        80.6%
1Br/1Ba - 1D10         821       $    581     $ 0.71        77.5%
1Br/1Ba - 1E10         826       $    586     $ 0.71        81.0%
1Br/1Ba - 1F10         977       $    647     $ 0.66        90.9%
2Br/2Ba - 2A20        1032       $    679     $ 0.66        95.0%
2Br/2Ba - 2B20        1177       $    765     $ 0.65        93.8%
2Br/2Ba - 2C20        1240       $    838     $ 0.68        75.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
OAK RUN APARTMENTS, DALLAS, TEXAS

                                  RENT ANALYSIS

                                                                     COMPARABLE RENTS
                                                            --------------------------------------
                                                              R-1      R-2       R-3        R-4
                                                            Preston  Preston  Creekview   Montford
                                                             Creek   Pointe   Apartments    Oaks
                                                            --------------------------------------
                                                                     COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  --------------------------------------
                           SUBJECT UNIT   ACTUAL   ASKING                      Slightly
       DESCRIPTION             TYPE        RENT     RENT    Similar  Similar   Superior   Similar    MIN     MAX     MEDIAN  AVERAGE
------------------------  --------------  -------  -------  -------  -------  ----------  --------  ------  ------  -------  -------
Monthly Rent              1Br/1Ba - EA10  $   429  $   419           $   529  $      640            $  529  $  640  $   585  $   585
Unit Area (SF)                                443      443               509         579               509     579      544      544
Monthly Rent Per Sq. Ft.                  $  0.97  $  0.95           $  1.04  $     1.11            $ 1.04  $ 1.11  $  1.07  $  1.07

Monthly Rent              1Br/1Ba - 1A10  $   435  $   439                                $    605  $  605  $  605  $   605  $   605
Unit Area (SF)                                553      553                                     643     643     643      643      643
Monthly Rent Per Sq. Ft.                  $  0.79  $  0.79                                $   0.94  $ 0.94  $ 0.94  $  0.94  $  0.94

Monthly Rent              1Br/1Ba - 1B10  $   487  $   489           $   599  $      685  $    619  $  599  $  685  $   619  $   634
Unit Area (SF)                                687      687               624         674       686     624     686      674      661
Monthly Rent Per Sq. Ft.                  $  0.71  $  0.71           $  0.96  $     1.02  $   0.90  $ 0.90  $ 1.02  $  0.96  $  0.96

Monthly Rent              1Br/1Ba - 1C10  $   506  $   499  $   745  $   654  $      730  $    645  $  645  $  745  $   692  $   694
Unit Area (SF)                                779      779      788      723         773       711     711     788      748      749
Monthly Rent Per Sq. Ft.                  $  0.65  $  0.64  $  0.95  $  0.90  $     0.94  $   0.91  $ 0.90  $ 0.95  $  0.93  $  0.93

Monthly Rent              1Br/1Ba - 1D10  $   581  $   569
Unit Area (SF)                                821      821
Monthly Rent Per Sq. Ft.                  $  0.71  $  0.69

Monthly Rent              1Br/1Ba - 1E10  $   586  $   599           $   689              $    750  $  689  $  750  $   720  $   720
Unit Area (SF)                                826      826               836                   852     836     852      844      844
Monthly Rent Per Sq. Ft.                  $  0.71  $  0.73           $  0.82              $   0.88  $ 0.82  $ 0.88  $  0.85  $  0.85

Monthly Rent              1Br/1Ba - 1F10  $   647  $   639  $   750  $   789  $      825  $    796  $  750  $  825  $   793  $   790
Unit Area (SF)                                977      977      897      876         973       946     876     973      922      923
Monthly Rent Per Sq. Ft.                  $  0.66  $  0.65  $  0.84  $  0.90  $     0.85  $   0.84  $ 0.84  $ 0.90  $  0.84  $  0.86

Monthly Rent              2Br/2Ba-  2A20  $   679                             $      890            $  890  $  890  $   890  $   890
Unit Area (SF)                              1,032    1,032                           987               987     987      987      987
Monthly Rent Per Sq. Ft.                  $  0.66                             $     0.90            $ 0.90  $ 0.90  $  0.90  $  0.90

Monthly Rent              2Br/2Ba-  2B20  $   765           $   810  $   819                        $  810  $  819  $   815  $   815
Unit Area (SF)                              1,177    1,177    1,186    1,000                         1,000   1,186    1,093    1,093
Monthly Rent Per Sq. Ft.                  $  0.65           $  0.68  $  0.82                        $ 0.68  $ 0.82  $  0.75  $  0.75

Monthly Rent              2Br/2Ba-  2C20  $   838           $   955                                 $  955  $  955  $   955  $   955
Unit Area (SF)                              1,240    1,240    1,222                                  1,222   1,222    1,222    1,222
Monthly Rent Per Sq. Ft.                  $  0.68           $  0.78                                 $ 0.78  $ 0.78  $  0.78  $  0.78

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
OAK RUN APARTMENTS, DALLAS, TEXAS

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                     Unit Area    ------------------      Monthly       Annual
 Unit Type        Number of Units    (Sq. Ft.)    Per Unit    Per SF      Income        Income
--------------    ---------------    ---------    --------    ------     ---------     ---------
1Br/1Ba - EA10          30                 443    $    530    $ 1.20     $  15,900    $   190,800
1Br/1Ba - 1A10         114                 553    $    540    $ 0.98     $  61,560    $   738,720
1Br/1Ba - 1B10         108                 687    $    600    $ 0.87     $  64,800    $   777,600
1Br/1Ba - 1C10          36                 779    $    625    $ 0.80     $  22,500    $   270,000
1Br/1Ba - 1D10          40                 821    $    650    $ 0.79     $  26,000    $   312,000
1Br/1Ba - 1E10          24                 826    $    650    $ 0.79     $  15,600    $   187,200
1Br/1Ba - 1F10           8                 977    $    700    $ 0.72     $   5,600    $    67,200
2Br/2Ba - 2A20          20               1,032    $    725    $ 0.70     $  14,500    $   174,000
2Br/2Ba - 2B20          16               1,177    $    750    $ 0.64     $  12,000    $   144,000
2Br/2Ba - 2C20          24               1,240    $    750    $ 0.60     $  18,000    $   216,000
                                                                         ---------    -----------
                                                               Total     $ 256,460    $ 3,077,520
                                                                         =========    ===========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
OAK RUN APARTMENTS, DALLAS, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                            ----------------------    ----------------------    ----------------------
                                     ACTUAL                    ACTUAL                    ACTUAL
                            ----------------------    ----------------------    ----------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
------------------------    -----------   --------    -----------   --------    -----------   --------
Revenues
  Rental Income             $ 3,120,097   $  7,429    $ 3,203,524   $  7,627    $ 2,939,679   $  6,999

  Vacancy                   $   226,388   $    539    $   419,926   $  1,000    $   358,886   $    854
  Credit Loss/Concessions   $   181,563   $    432    $   204,809   $    488    $   142,477   $    339
                            --------------------------------------------------------------------------
     Subtotal               $   407,951   $    971    $   624,735   $  1,487    $   501,363   $  1,194

  Laundry Income            $         0   $      0    $    34,361   $     82    $    53,163   $    127
  Garage Revenue            $         0   $      0    $         0   $      0    $         0   $      0
  Other Misc. Revenue       $   163,330   $    389    $   117,553   $    280    $   110,816   $    264
                            --------------------------------------------------------------------------
     Subtotal Other Income  $   163,330   $    389    $   151,914   $    362    $   163,979   $    390
                            --------------------------------------------------------------------------
Effective Gross Income      $ 2,875,476   $  6,846    $ 2,730,703   $  6,502    $ 2,602,295   $  6,196

Operating Expenses
  Taxes                     $   366,822   $    873    $   383,971   $    914    $   358,026   $    852
  Insurance                 $    45,186   $    108    $    57,021   $    136    $    83,773   $    199
  Utilities                 $   133,250   $    317    $   149,059   $    355    $   139,989   $    333
  Repair & Maintenance      $    64,291   $    153    $    56,599   $    135    $    43,245   $    103
  Cleaning                  $   110,474   $    263    $   109,481   $    261    $   132,771   $    316
  Landscaping               $    66,245   $    158    $    87,030   $    207    $    76,770   $    183
  Security                  $         0   $      0    $         0   $      0    $         0   $      0
  Marketing & Leasing       $    58,508   $    139    $    57,841   $    138    $    49,357   $    118
  General Administrative    $   340,201   $    810    $   360,412   $    858    $   397,485   $    946
  Management                $   149,699   $    356    $   145,047   $    345    $   133,826   $    319
  Miscellaneous             $         0   $      0    $         0   $      0    $         0   $      0
                            --------------------------------------------------------------------------
Total Operating Expenses    $ 1,334,676   $  3,178    $ 1,406,461   $  3,349    $ 1,415,242   $  3,370

  Reserves                  $         0   $      0    $         0   $      0    $         0   $      0
                            --------------------------------------------------------------------------
Net Income                  $ 1,540,800   $  3,669    $ 1,324,242   $  3,153    $ 1,187,053   $  2,826


                                FISCAL YEAR 2003          ANNUALIZED 2003
                            ----------------------    ----------------------
                                MANAGEMENT BUDGET            PROJECTION                  AAA PROJECTION
                            ----------------------    ----------------------    ------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT     %
------------------------    -----------   --------    -----------   --------    -----------   --------   -----
Revenues
  Rental Income             $ 2,819,280   $  6,713    $ 2,690,340   $  6,406    $ 3,077,520   $  7,327   100.0%

  Vacancy                   $   109,000   $    260    $   253,696   $    604    $   246,202   $    586     8.0%
  Credit Loss/Concessions   $    66,720   $    159    $   127,484   $    304    $   107,713   $    256     3.5%
                            ----------------------------------------------------------------------------------
     Subtotal               $   175,720   $    418    $   381,180   $    908    $   353,915   $    843    11.5%

  Laundry Income            $    35,304   $     84    $    57,484   $    137    $    42,000   $    100     1.4%
  Garage Revenue            $         0   $      0    $         0   $      0    $         0   $      0     0.0%
  Other Misc. Revenue       $   113,700   $    271    $   121,512   $    289    $   113,400   $    270     3.7%
                            ----------------------------------------------------------------------------------
     Subtotal Other Income  $   149,004   $    355    $   178,996   $    426    $   155,400   $    370     5.0%
                            ----------------------------------------------------------------------------------
Effective Gross Income      $ 2,792,564   $  6,649    $ 2,488,156   $  5,924    $ 2,879,005   $  6,855   100.0%

Operating Expenses
  Taxes                     $   343,116   $    817    $   344,908   $    821    $   378,000   $    900    13.1%
  Insurance                 $    97,532   $    232    $    96,440   $    230    $   100,800   $    240     3.5%
  Utilities                 $   201,600   $    480    $   148,848   $    354    $   151,200   $    360     5.3%
  Repair & Maintenance      $    51,245   $    122    $    27,296   $     65    $    56,700   $    135     2.0%
  Cleaning                  $    94,500   $    225    $    82,496   $    196    $   113,400   $    270     3.9%
  Landscaping               $    71,275   $    170    $    70,492   $    168    $    73,500   $    175     2.6%
  Security                  $         0   $      0    $         0   $      0    $         0   $      0     0.0%
  Marketing & Leasing       $    39,690   $     95    $    30,044   $     72    $    58,800   $    140     2.0%
  General Administrative    $   244,400   $    582    $   385,316   $    917    $   378,000   $    900    13.1%
  Management                $   142,957   $    340    $   131,052   $    312    $   115,160   $    274     4.0%
  Miscellaneous             $         0   $      0    $         0   $      0    $         0   $      0     0.0%
                            ----------------------------------------------------------------------------------
Total Operating Expenses    $ 1,286,315   $  3,063    $ 1,316,892   $  3,135    $ 1,425,560   $  3,394    49.5%

  Reserves                  $         0   $      0    $         0   $      0    $   105,000   $    250     7.4%
                            ----------------------------------------------------------------------------------
Net Income                  $ 1,506,249   $  3,586    $ 1,171,264   $  2,789    $ 1,348,445   $  3,211    46.8%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 11.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
OAK RUN APARTMENTS, DALLAS, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                       CAPITALIZATION RATES
                  GOING-IN               TERMINAL
            LOW             HIGH    LOW            HIGH
            ---             ----    ---            ----
RANGE       6.00%          10.00%   7.00%          10.00%
AVERAGE            8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
OAK RUN APARTMENTS, DALLAS, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE    OCCUP.    PRICE/UNIT     OAR
---------    ---------    ------    ----------    -----
   I-1         Jun-02         86%   $   36,458     8.41%
   I-2         Feb-02         92%   $   28,027     8.87%
   I-3         Jun-00        N/A    $   43,723      N/A
   I-4         Feb-00        N/A    $   33,654    11.21%
   I-5         Sep-99        N/A    $   53,444     9.03%
                                          High    11.21%
                                           Low     8.41%
                                       Average     9.38%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $15,100,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
OAK RUN APARTMENTS, DALLAS, TEXAS

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
OAK RUN APARTMENTS, DALLAS, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                               OAK RUN APARTMENTS

                YEAR                     APR-2004       APR-2005       APR-2006       APR-2007       APR-2008        APR-2009
             FISCAL YEAR                     1              2              3              4              5              6
------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $ 3,077,520    $ 3,077,520    $ 3,139,070    $ 3,233,243    $ 3,330,240    $ 3,430,147

  Vacancy                               $   288,301    $   246,202    $   251,126    $   258,659    $   266,419    $   274,412
  Credit Loss                           $   107,713    $   107,713    $   109,867    $   113,163    $   116,558    $   120,055
  Concessions                           $    92,326    $    61,550    $    62,781    $    32,332    $    33,302    $         0
                                        --------------------------------------------------------------------------------------
    Subtotal                            $   488,340    $   415,465    $   423,775    $   404,155    $   416,280    $   394,467

  Laundry Income                        $    42,000    $    42,000    $    42,840    $    44,125    $    45,449    $    46,812
  Garage Revenue                        $         0    $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                   $   113,400    $   113,400    $   115,668    $   119,138    $   122,712    $   126,394
                                        --------------------------------------------------------------------------------------
       Subtotal Other Income            $   155,400    $   155,400    $   158,508    $   163,263    $   168,161    $   173,206
                                        --------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $ 2,744,580    $ 2,817,455    $ 2,873,804    $ 2,992,350    $ 3,082,121    $ 3,208,886

OPERATING EXPENSES:
  Taxes                                 $   378,000    $   389,340    $   401,020    $   413,051    $   425,442    $   438,206
  Insurance                             $   100,800    $   103,824    $   106,939    $   110,147    $   113,451    $   116,855
  Utilities                             $   151,200    $   155,736    $   160,408    $   165,220    $   170,177    $   175,282
  Repair & Maintenance                  $    56,700    $    58,401    $    60,153    $    61,958    $    63,816    $    65,731
  Cleaning                              $   113,400    $   116,802    $   120,306    $   123,915    $   127,633    $   131,462
  Landscaping                           $    73,500    $    75,705    $    77,976    $    80,315    $    82,725    $    85,207
  Security                              $         0    $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                   $    58,800    $    60,564    $    62,381    $    64,252    $    66,180    $    68,165
  General Administrative                $   378,000    $   389,340    $   401,020    $   413,051    $   425,442    $   438,206
  Management                            $   109,783    $   112,698    $   114,952    $   119,694    $   123,285    $   128,355
  Miscellaneous                         $         0    $         0    $         0    $         0    $         0    $         0
                                        --------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $ 1,420,183    $ 1,462,410    $ 1,505,156    $ 1,551,603    $ 1,598,152    $ 1,647,468

  Reserves                              $   105,000    $   108,150    $   111,395    $   114,736    $   118,178    $   121,724
                                        --------------------------------------------------------------------------------------
NET OPERATING INCOME                    $ 1,219,397    $ 1,246,895    $ 1,257,254    $ 1,326,011    $ 1,365,791    $ 1,439,694

  Operating Expense Ratio (% of EGI)           51.7%          51.9%          52.4%          51.9%          51.9%          51.3%
  Operating Expense Per Unit            $     3,381    $     3,482    $     3,584    $     3,694    $     3,805    $     3,923

                YEAR                     APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
             FISCAL YEAR                    7               8              9             10             11
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $ 3,533,051    $ 3,639,043    $ 3,748,214    $ 3,860,661    $ 3,976,480

  Vacancy                               $   282,644    $   291,123    $   299,857    $   308,853    $   318,118
  Credit Loss                           $   123,657    $   127,367    $   131,187    $   135,123    $   139,177
  Concessions                           $         0    $         0    $         0    $         0    $         0
                                        -----------------------------------------------------------------------
    Subtotal                            $   406,301    $   418,490    $   431,045    $   443,976    $   457,295

  Laundry Income                        $    48,217    $    49,663    $    51,153    $    52,688    $    54,268
  Garage Revenue                        $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                   $   130,185    $   134,091    $   138,114    $   142,257    $   146,525
                                        -----------------------------------------------------------------------
       Subtotal Other Income            $   178,402    $   183,754    $   189,267    $   194,945    $   200,793
                                        -----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $ 3,305,153    $ 3,404,307    $ 3,506,436    $ 3,611,630    $ 3,719,978

OPERATING EXPENSES:
  Taxes                                 $   451,352    $   464,892    $   478,839    $   493,204    $   508,000
  Insurance                             $   120,360    $   123,971    $   127,690    $   131,521    $   135,467
  Utilities                             $   180,541    $   185,957    $   191,536    $   197,282    $   203,200
  Repair & Maintenance                  $    67,703    $    69,734    $    71,826    $    73,981    $    76,200
  Cleaning                              $   135,406    $   139,468    $   143,652    $   147,961    $   152,400
  Landscaping                           $    87,763    $    90,396    $    93,108    $    95,901    $    98,778
  Security                              $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                   $    70,210    $    72,317    $    74,486    $    76,721    $    79,022
  General Administrative                $   451,352    $   464,892    $   478,839    $   493,204    $   508,000
  Management                            $   132,206    $   136,172    $   140,257    $   144,465    $   148,799
  Miscellaneous                         $         0    $         0    $         0    $         0    $         0
                                        -----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $ 1,696,892    $ 1,747,799    $ 1,800,233    $ 1,854,240    $ 1,909,867

  Reserves                              $   125,375    $   129,137    $   133,011    $   137,001    $   141,111
                                        -----------------------------------------------------------------------
NET OPERATING INCOME                    $ 1,482,885    $ 1,527,371    $ 1,573,193    $ 1,620,388    $ 1,669,000

  Operating Expense Ratio (% of EGI)           51.3%          51.3%          51.3%          51.3%          51.3%
  Operating Expense Per Unit            $     4,040    $     4,161    $     4,286    $     4,415    $     4,547

Estimated Stabilized NOI     $ 1,348,445     Sales Expense Rate      3.00%
Months to Stabilized                   6     Discount Rate          10.50%
Stabilized Occupancy                92.0%    Terminal Cap Rate       9.50%

Gross Residual Sale Price    $ 17,568,421    Deferred Maintenance          $          0
  Less: Sales Expense        $    527,053    Add: Excess Land              $          0
                             ------------    Other Adjustments             $          0
Net Residual Sale Price      $ 17,041,369                                  ------------
PV of Reversion              $  6,278,873    Value Indicated By "DCF"      $ 15,063,066
Add: NPV of NOI              $  8,784,193                       Rounded    $ 15,100,000
                             ------------
PV Total                     $ 15,063,066

                          "DCF" VALUE SENSITIVITY TABLE

                                                       DISCOUNT RATE
                        ----------------------------------------------------------------------------
       TOTAL VALUE         10.00%          10.25%          10.50%          10.75%          11.00%
----------------------------------------------------------------------------------------------------
                9.00%   $ 15,935,601    $ 15,670,826    $ 15,411,892    $ 15,158,650    $ 14,910,957
TERMINAL        9.25%   $ 15,748,163    $ 15,487,596    $ 15,232,765    $ 14,983,526    $ 14,739,737
CAP RATE        9.50%   $ 15,570,590    $ 15,314,009    $ 15,063,066    $ 14,817,619    $ 14,577,529
                9.75%   $ 15,402,124    $ 15,149,324    $ 14,902,069    $ 14,660,220    $ 14,423,639
               10.00%   $ 15,242,081    $ 14,992,873    $ 14,749,122    $ 14,510,690    $ 14,277,443

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
OAK RUN APARTMENTS, DALLAS, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently 87% occupied, below our stabilized occupancy projection. We have estimated a 06-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $37,000 as shown in the following table.

          DESCRIPTION                       YEAR 1
----------------------------------------------------
"As Is" Net Operating Income              $1,219,397
Stabilized Net Operating Income           $1,259,812
                                          ----------
Difference                                $   40,415

PV of Income Loss During Lease-Up         $   36,575
                                          ----------

              Rounded                     $   37,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $222,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
OAK RUN APARTMENTS, DALLAS, TEXAS

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
OAK RUN APARTMENTS, DALLAS, TEXAS

                               OAK RUN APARTMENTS

                                                          TOTAL        PER SQ. FT.    PER UNIT     %OF EGI
----------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                          $  3,077,520     $   9.98      $  7,327

    Less: Vacancy & Collection Loss          11.50%    $    353,915     $   1.15      $    843

    Plus: Other Income
      Laundry Income                                   $     42,000     $   0.14      $    100       1.46%
      Garage Revenue                                   $          0     $   0.00      $      0       0.00%
      Other Misc. Revenue                              $    113,400     $   0.37      $    270       3.94%
                                                       --------------------------------------------------
          Subtotal Other Income                        $    155,400     $   0.50      $    370       5.40%

EFFECTIVE GROSS INCOME                                 $  2,879,005     $   9.34      $  6,855

OPERATING EXPENSES:
    Taxes                                              $    378,000     $   1.23      $    900      13.13%
    Insurance                                          $    100,800     $   0.33      $    240       3.50%
    Utilities                                          $    151,200     $   0.49      $    360       5.25%
    Repair & Maintenance                               $     56,700     $   0.18      $    135       1.97%
    Cleaning                                           $    113,400     $   0.37      $    270       3.94%
    Landscaping                                        $     73,500     $   0.24      $    175       2.55%
    Security                                           $          0     $   0.00      $      0       0.00%
    Marketing & Leasing                                $     58,800     $   0.19      $    140       2.04%
    General Administrative                             $    378,000     $   1.23      $    900      13.13%
    Management                                4.00%    $    115,160     $   0.37      $    274       4.00%
    Miscellaneous                                      $          0     $   0.00      $      0       0.00%

TOTAL OPERATING EXPENSES                               $  1,425,560     $   4.62      $  3,394      49.52%

    Reserves                                           $    105,000     $   0.34      $    250       3.65%
                                                       --------------------------------------------------
NET OPERATING INCOME                                   $  1,348,445     $   4.37      $  3,211      46.84%

    "GOING IN" CAPITALIZATION RATE                             9.00%

    VALUE INDICATION                                   $ 14,982,722     $  48.60      $ 35,673

    LESS: LEASE-UP COST                               ($     37,000)
    PV OF CONCESSIONS                                 ($    222,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)               $ 14,723,722

                            ROUNDED                    $ 14,700,000     $  47.68      $ 35,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 38
OAK RUN APARTMENTS, DALLAS, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  8.25%        $16,085,788       $16,100,000       $38,333        $52.22
  8.50%        $15,605,059       $15,600,000       $37,143        $50.60
  8.75%        $15,151,800       $15,200,000       $36,190        $49.31
  9.00%        $14,723,722       $14,700,000       $35,000        $47.68
  9.25%        $14,318,784       $14,300,000       $34,048        $46.39
  9.50%        $13,935,158       $13,900,000       $33,095        $45.09
  9.75%        $13,571,205       $13,600,000       $32,381        $44.12

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $15,100,000
Direct Capitalization Method     $14,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 39
OAK RUN APARTMENTS, DALLAS, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach           $ 14,700,000
Income Approach                     $ 14,900,000
Reconciled Value                    $ 14,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 29, 2003 the market value of the fee simple estate in the property is:

                                   $14,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
OAK RUN APARTMENTS, DALLAS, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OAK RUN APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OAK RUN APARTMENTS, DALLAS, TEXAS

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                       [PICTURE]

      EXTERIOR - OFFICE                         EXTERIOR - APARTMENT ENTRANCE

          [PICTURE]                                       [PICTURE]

EXTERIOR - APARTMENT BUILDING                     INTERIOR - APARTMENT UNIT

          [PICTURE]                                       [PICTURE]

EXTERIOR - APARTMENT BUILDING                         INTERIOR -BEDROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OAK RUN APARTMENTS, DALLAS, TEXAS

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                             [PICTURE]

 EXTERIOR - POOL AREA                                  INTERIOR - LIVING AREA

       [PICTURE]                                             [PICTURE]

INTERIOR - DINING ROOM                                INTERIOR - KITCHEN AREA

       [PICTURE]                                             [PICTURE]

 INTERIOR - BATHROOM                                 EXTERIOR - SAND VOLLEYBALL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAK RUN APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAK RUN APARTMENTS, DALLAS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1                COMPARABLE I-2                  COMPARABLE I-3
   POLO CLUB APARTMENTS       McCALLUM MEADOWS APARTMENTS        CITISCAPE APARTMENTS
 5616 Spring Valley Road        7760 McCallum Boulevard      5734 Preston View Boulevard
        Dallas, TX                    Dallas, TX                     Dallas, TX

         [PICTURE]                     [PICTURE]                      [PICTURE]

      COMPARABLE I-4                COMPARABLE I-5
PARK ON PRESTON APARTMENTS        TIBURON APARTMENTS
    17878 Preston Road               15411 Preston
        Dallas, TX                  Road Dallas, TX

         [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAK RUN APARTMENTS, DALLAS, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                            COMPARABLE
    DESCRIPTION                                SUBJECT                                         R - 1
---------------------------------------------------------------------------------------------------------------------
  Property Name               Oak Run Apartments                            Preston Creek
  Management Company          AIMCO                                         AIMCO
LOCATION:
  Address                     5801 Preston Oaks                             5902 Preston Oaks
  City, State                 Dallas, Texas                                 Dallas, TX
  County                      Dallas                                        Dallas
  Proximity to Subject                                                      0.5 Miles
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      308,284                                       216,600
  Year Built                  1979                                          1979
  Effective Age               24                                            24
  Building Structure Type     Brick/Wood                                    Wood/Vinyl Siding/Stucco
  Parking Type
   (Gr., Cov., etc.)          Garage, Open, Covered                         Open
  Number of Units             420                                           228
  Unit Mix:                           Type           Unit   Qty.  Mo. Rent             Type        Unit    Qty.  Mo.
                               1  1Br/1Ba - EA10      443    30   $  429     4   1Br/1Ba   - 1A      788    84  $745
                               2  1Br/1Ba - 1A10      553   114   $  435     7   1Br/1.5Ba - 1B      897    72  $750
                               3  1Br/1Ba - 1B10      687   108   $  487     9   2Br/2Ba   - 2A    1,186    60  $810
                               4  1Br/1Ba - 1C10      779    36   $  506    10   2Br/2Ba   - 2B    1,222    12  $955
                               5  1Br/1Ba - 1D10      821    40   $  581
                               6  1Br/1Ba - 1E10      826    24   $  586
                               7  1Br/1Ba - 1F10      977     8   $  647
                               8  2Br/2Ba - 2A20    1,032    20   $  679
                               9  2Br/2Ba - 2B20    1,177    16   $  765
                              10  2Br/2Ba - 2C20    1,240    24   $  838
  Average Unit Size (SF)      734                                           950
  Unit Breakdown:                Efficiency  7%   2-Bedroom          14%       Efficiency     0%     2-Bedroom   32%
                                 1-Bedroom  79%   3-Bedroom           0%       1-Bedroom     68%     3-Bedroom    0%
CONDITION:                      Average                                     Average
APPEAL:                         Average                                     Average
AMENITIES:
  Unit Amenities                  Attach. Garage      Vaulted Ceiling            Attach. Garage       Vaulted Ceiling
                                X Balcony          X  W/D Connect.            X  Balcony            X W/D Connect.
                                X Fireplace                                   X  Fireplace
                                X Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X Swimming Pool                               X  Swimming Pool
                                  Spa/Jacuzzi         Car Wash                   Spa/Jacuzzi          Car Wash
                                  Basketball Court X  BBQ Equipment              Basketball Court     BBQ Equipment
                                  Volleyball Court    Theater Room               Volleyball Court     Theater Room
                                X Sand Volley Ball    Meeting Hall               Sand Volley Ball     Meeting Hall
                                  Tennis Court        Secured Parking         X  Tennis Court         Secured Parking
                                  Racquet Ball     X  Laundry Room               Racquet Ball       X Laundry Room
                                  Jogging Track    X  Business Office            Jogging Track      X Business Office
                                X Gym Room                                       Gym Room
OCCUPANCY:                    87%                                           96%
LEASING DATA:
  Available Leasing Terms     6 to 12 months                                6 to 12 months
  Concessions                 1 month free                                  1 month free
  Pet Deposit                 250                                           300
  Utilities Paid by Tenant:     X Electric            Natural Gas             X  Electric             Natural Gas
                                X Water               Trash                   X  Water                Trash
  Confirmation                                                              Jennifer Songer
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:                                                    Similar

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name               Preston Pointe                                 Creekview Apartments
  Management Company          N/A                                            N/A
LOCATION:
  Address                     14041 Preston Road                             14255 Preston Road
  City, State                 Dallas, TX                                     Dallas, TX
  County                      Dallas                                         Dallas
  Proximity to Subject        0.5 Miles                                      0.5 Miles
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      N/A                                            N/A
  Year Built                  1981                                           1985
  Effective Age               22                                             18
  Building Structure Type     Wood/Brick                                     Wood/Brick
  Parking Type
   (Gr., Cov., etc.)          Open                                           Covered/Open
  Number of Units             600                                            240
  Unit Mix:                          Type              Unit   Qty.   Mo.           Type            Unit   Qty.    Mo.
                              1  1Br/1Ba- 1A            509        $ 529     1  1Br/1Ba- 1A         579         $ 640
                              3  1Br/1Ba- 1A            624        $ 599     3  1Br/1Ba- 1B         674         $ 685
                              4  1Br/1Ba- 1A            723        $ 654     4  1Br/1Ba- 1C         773         $ 730
                              6  1Br/1Ba- 1A            836        $ 689     7  1Br/1Ba- 1D         973         $ 825
                              7  2Br/2Ba- B1            876        $ 789     8  2Br/2Ba- 2A         987         $ 890
                              9  2Br/2Ba- B2          1,000        $ 819
  Average Unit Size (SF)
  Unit Breakdown:               Efficiency   N/A     2-Bedroom      N/A        Efficiency    N/A     2-Bedroom   N/A
                                1-Bedroom    N/A     3-Bedroom      N/A        1-Bedroom     N/A     3-Bedroom   N/A
CONDITION:                    Average                                       Average
APPEAL:                       Average                                       Average
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.          X   Balcony              W/D Connect.
                                X  Fireplace                                  X   Fireplace
                                X  Cable TV Ready                             X   Cable TV Ready
  Project Amenities             X  Swimming Pool                              X   Swimming Pool
                                   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking           Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track     X  Business Office           Jogging Track     X  Business Office
                                X  Gym Room                                   X   Gym Room
OCCUPANCY:                    94%                                           95%
LEASING DATA:
  Available Leasing Terms     3 to 14                                       6 to 15 months
  Concessions                 1 month free                                  2 to 6 weeks free rent
  Pet Deposit                 400                                           300
  Utilities Paid by Tenant:     X  Electric             Natural Gas           X   Electric             Natural Gas
                                X  Water                Trash                 X   Water                Trash
  Confirmation                Holly                                         Christi
  Telephone Number            888-549-4806                                  972-458-8138
NOTES:
  COMPARISON TO SUBJECT:      Similar                                       Slightly Superior

                                              COMPARABLE
    DESCRIPTION                                  R - 4
-------------------------------------------------------------------------
  Property Name               Montford Oaks
  Management Company          N/A
LOCATION:
  Address                     14100 Montford Drive
  City, State                 Dallas, TX
  County                      Dallas
  Proximity to Subject        0.25 Miles
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      N/A
  Year Built                  1980
  Effective Age               23
  Building Structure Type     Brick/Wood
  Parking Type
   (Gr., Cov., etc.)          Covered/Open
  Number of Units             276
  Unit Mix:                          Type               Unit  Qty.   Mo.
                              2  1Br/1Ba- 1A             643        $605
                              3  1Br/1Ba- 1B             686        $619
                              4  1Br/1Ba- 1C             711        $645
                              6  1Br/1Ba- 1D             852        $750
                              7  2Br/2Ba- 2A             921        $762
                              7  2Br/2Ba- 2B             971        $830
  Average Unit Size (SF)
  Unit Breakdown:               Efficiency     N/A     2-Bedroom     N/A
                                1-Bedroom      N/A     3-Bedroom     N/A
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.
                                X  Fireplace
                                X  Cable TV Ready
  Project Amenities             X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash
                                   Basketball Court  X  BBQ Equipment
                                   Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall
                                X  Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room
                                   Jogging Track     X  Business Office
                                X  Gym Room
OCCUPANCY:                    92%
LEASING DATA:
  Available Leasing Terms     7 to 13 months
  Concessions                 1 month free
  Pet Deposit                 350
  Utilities Paid by Tenant:     X  Electric             Natural Gas
                                X  Water             X  Trash
  Confirmation                Joyce
  Telephone Number            888-495-0358
NOTES:
  COMPARISON TO SUBJECT:      Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAK RUN APARTMENTS, DALLAS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-I        COMPARABLE R-2            COMPARABLE R-3
   PRESTON CREEK         PRESTON POINTE         CREEKVIEW APARTMENTS
 5902 Preston Oaks     14041 Preston Road        14255 Preston Road
     Dallas, TX            Dallas, TX                Dallas, TX

     [PICTURE]             [PICTURE]                  [PICTURE]

   COMPARABLE R-4
    MONTFORD OAKS
14100 Montford Drive          N/A
     Dallas, TX

     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAK RUN APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAK RUN APARTMENTS, DALLAS, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAK RUN APARTMENTS, DALLAS, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAK RUN APARTMENTS, DALLAS, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
OAK RUN APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             /s/ Frank Fehribach
                                             -----------------------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OAK RUN APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OAK RUN APARTMENTS, DALLAS, TEXAS

                            FRANK A. FEHRIBACH, MAI
                     MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

  EDUCATION                University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial
                             Management
                            Bachelor of Arts - Economics

  STATE                    State of Arizona
  CERTIFICATIONS            Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                            State Certified General Appraiser, #CG1387N
                           State of Colorado
                            Certified General Appraiser, #CG40000445
                           State of Georgia
                            Certified General Real Property Appraiser, #218487
                           State of Michigan
                            Certified General Appraiser, #1201008081
                           State of Texas
                            Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                            State Certified General Real Estate Appraiser,
                             #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OAK RUN APARTMENTS, DALLAS, TEXAS

PROFESSIONAL AFFILIATIONS  Appraisal Institute, MAI Designated Member
                           Candidate Member of the CCIM Institute pursuing Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property Valuation," Co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
OAK RUN APARTMENTS, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
OAK RUN APARTMENTS, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.